Exhibit 99.1
BrightSpire Capital Announces Appointment of Kim S. Diamond to Board of Directors

NEW YORK, October 14, 2021 – BrightSpire Capital, Inc. (NYSE: BRSP) (“BrightSpire Capital” or the “Company”) today announced the appointment of Kim S. Diamond, former founding executive of Kroll Bond Rating Agency and managing director at Standard & Poor’s, as an independent director to the Company’s Board of Directors. Following the appointment of Ms. Diamond effective October 13, 2021, the increased Board will now comprise 6 directors, 5 of whom are independent.

“We are pleased to welcome Kim Diamond to the BrightSpire Capital Board of Directors,” said Catherine D. Rice, independent chairwoman of BrightSpire Capital. “Kim’s extensive background in commercial real estate credit and risk oversight will be invaluable to BrightSpire Capital as we continue to grow our business.”

Michael Mazzei, Chief Executive Officer and President at BrightSpire Capital, added, “It is a privilege to have Kim join our Board and enhance its diversity with her deep experience in the commercial real estate and structured finance industry, business development and leadership.”

Background on Ms. Diamond

Ms. Diamond has over 30 years of experience in the commercial real estate capital and structured finance debt capital markets industries. Previously, Ms. Diamond was a Founding Principal and Head of Structuring and Credit at Crescit Capital Strategies, a middle-market, commercial real estate debt fund. Before joining Crescit, Ms. Diamond was a Founding Executive and Senior Managing Director at Kroll Bond Rating Agency, Inc. As a member of the KBRA executive team, Ms. Diamond played a pivotal role in the establishment, growth and ultimate sale of the start-up ratings firm. Prior to joining KBRA, Ms. Diamond was a Managing Director at Standard and Poor’s. As an early member of S&P’s CMBS group, Ms. Diamond participated with other industry veterans in developing the standards and criteria that became the foundation for the US CMBS business.

Ms. Diamond has served on the Board of Governors of the Commercial Real Estate Finance Council (CREFC), where she held positions as Programming Chair, Membership Chair and Treasurer and has been a recipient of the trade association’s prestigious Founder’s Award. She has also served on the Commercial Board of Governors for the Mortgage Bankers Association (MBA). Ms. Diamond received a Bachelor of Arts degree from Cornell University and a Master of Business Administration from Columbia University.

About BrightSpire Capital, Inc.

BrightSpire Capital, Inc. (NYSE: BRSP), formerly Colony Credit Real Estate, Inc. (NYSE: CLNC), is one of the largest publicly traded commercial real estate (CRE) credit REITs, focused on originating, acquiring, financing and managing a diversified portfolio consisting primarily of CRE debt investments and net leased properties predominantly in the United States. CRE debt investments primarily consist of first mortgage loans, which we expect to be the primary investment strategy. BrightSpire Capital is organized as a Maryland corporation and taxed as a REIT for U.S. federal income tax purposes. For additional information regarding the Company and its management and business, please refer to www.brightspire.com.

Contacts
Investor Relations
BrightSpire Capital, Inc.
Addo Investor Relations
Lasse Glassen
310-829-5400